UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No.  7  )*
                                             -----

                           MEXICAN RESTAURANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    14712P104
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                     1/4/02
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 15

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 2 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------

 3)   SEC USE ONLY

      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              799,000 common shares (22.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              799,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)

      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]

      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 3 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              38,000 common shares (1.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              38,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 4 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              13,500 common shares (0.4%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              13,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 5 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              10,000 common shares (0.3%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              10,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 6 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Nierenberg Family 1993 Trust
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              25,000 common shares (0.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              25,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO
      --------------------------------------------------------------------------

                                   SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 7 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Florence Cies
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      California
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              7,300 common shares (0.2%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              7,300
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 14712P104                                                 Page 8 of 15

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The David and Patricia Nierenberg 1993 Irrevocable Trust,
      Lawrence K. Orr, Trustee, June 11, 1993
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]
      --------------------------------------------------------------------------
 3)   SEC USE ONLY

      --------------------------------------------------------------------------
 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

      --------------------------------------------------------------------------
 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              10,000 common shares (0.3%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              10,000
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 902,800 shares (25.7%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      25.7%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO
      --------------------------------------------------------------------------

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in
         Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested in CASA shares purchased by the partnership is $4,372,767, including commissions.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns, and has sole voting and dispositive power over, 799,000 common shares of CASA (22.7%). In addition, 61,500 more common shares of CASA are owned by three foreign investors on whose behalf Mr. Nierenberg is authorized to trade: Haredale, a Bahamian corporation which owns 38,000 shares; James Henry Hildebrandt, a Canadian citizen who owns 13,000 shares; and Toxford Corporation, a Channel Islands corporation which owns 10,000 shares. Florence Cies, an individual owns 7,300 shares. In addition, The Nierenberg Family 1993 Trust, of which Mr. Nierenberg is trustee, owns 25,000 CASA shares. The David and Patricia Nierenberg 1993 Irrevocable Trust, Lawrence K. Orr, Trustee, June 11, 1993, owns 10,000 CASA shares. Aggregating these six entities and the individual, the group controls 902,800 CASA shares (25.7%).

         (c)    D3's transactions in the last 60 days:
                    Date      # Purchased    Price
                    ----      -----------    -----
                    11/27     78,000         2.77
                    12/6      25,000         2.73
                    12/7      25,000         2.73
                    12/12     38,000         2.73
                    12/20     20,000         2.78

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A for D3.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
-----------------                           ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Family Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a)  Haredale Ltd., a Bahamian corporation.

         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.

         (c)  Haredale is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  The Bahamas.

Item 3.  Source and Amount of Funds or Other Consideration

         Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 38,000 shares.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 38,000 shares.

         (c)    Transactions in the last 60 days:
                   Date       # Purchased    Price
                   ----       -----------    -----
                12/21/2001    10,000         $2.79

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a) James Henry Hildebrandt, an individual who is a citizen of Canada, resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is in the management consulting business.

         (d)  None

         (e)  None

         (f)  Canada

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 13,500 shares.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 13,500 shares.

         (c)    Transactions in the last 60 days:
                   Date       # Purchased    Price
                   ----       -----------    -----
                12/21/2001     3,000         $2.79
                12/28/2001     2,500          2.99
                 1/ 4/2002     2,000          3.10

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a)  Toxford Corporation, a Channel Islands corporation.

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c) Toxford Corporation is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 10,000 shares.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 10,000 shares.

         (c)    Transactions in the last 60 days:
                   Date       # Purchased    Price
                   ----       -----------    -----
                12/21/2001     2,000         $2.79
                12/28/2001     1,000          2.99
                 1/ 4/2002     4,000          3.10

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a)  The Nierenberg Family 1993 Trust, a revocable trust.

         (b)  19605 N.E. 8th Street, Camas, Washington  98607

         (c)  A Trust

         (d)  None

         (e)  None

         (f)  United States

Item 3.  Source and Amount of Funds or Other Consideration

         The Nierenberg Family 1993 Trust owns, and Mr. Nierenberg has sole voting and dispositive power over, its 25,000 shares. Shares were purchased using margin borrowings.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) The Nierenberg Family 1993 Trust owns, and Mr. Nierenberg has sole voting and dispositive power over, its 25,000 shares.

         (c)    None.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                            The Nierenberg Family 1993 Trust

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a)  Florence Cies, an American Citizen.

         (b)  3300 Narvaez, #26, San Jose, California  95136

         (c)  Cies is retired.

         (d)  None

         (e)  None

         (f)  American

Item 3.  Source and Amount of Funds or Other Consideration

         Cies owns, and Mr. Nierenberg has sole voting and dispositive power over, her 7,300 shares.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) Cies owns, and Mr. Nierenberg has sole voting and dispositive power over, her 7,300 shares.

         (c)    Transactions in the last 60 days:
                   Date       # Purchased    Price
                   ----       -----------    -----
                12/26/2001     2,000         $2.93


         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Florence Cies

Item 1.  Security and Issuer

         Common stock of Mexican Restaurants, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899.

Item 2.  Identity and Background

         (a)  The David and Patricia Nierenberg 1993 Irrevocable Trust, Lawrence
              K. Orr, Trustee, June 11, 1993

         (b)  19605 N.E. 8th Street, Camas, Washington  98607

         (c)  A Trust

         (d)  None

         (e)  None

         (f)  United States

Item 3.  Source and Amount of Funds or Other Consideration

         The David and Patricia Nierenberg 1993 Irrevocable Trust, Lawrence K. Orr, Trustee, June 11, 1993 owns, and Mr. Orr has sole voting and dispositive power over, its 10,000 shares. Shares were purchased using working capital.

Item 4.  Purpose of Transaction

         We have purchased shares of CASA as an investment. We are in accord with management's long term plan to build shareholder value by maximizing free cash flow, monetizing non-core assets, repaying debt, and, ultimately, repurchasing common shares.

Item 5.  Interest in Securities of the Issuer

         (a,b) The David and Patricia Nierenberg 1993 Irrevocable Trust, Lawrence K. Orr, Trustee, June 11, 1993 owns, and Mr. Orr has sole voting and dispositive power over, its 10,000 shares.

         (c)    Transactions in the last 60 days:
                   Date       # Purchased    Price
                   ----       -----------    -----
                12/31/2001    10,000         $3.30


         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 7, 2002                             DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                            The Nierenberg Family 1993 Trust